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                                                            10.13 (ii)

                           FIRST ADDENDUM TO AGREEMENT


     THIS FIRST ADDENDUM TO AGREEMENT (the "Addendum") is entered into, to be effective as of February 1, 1995, among GEORGIA-PACIFIC CORPORATION (together with its subsidiaries being hereinafter referred to collectively as "Georgia-Pacific"), HERCULES INCORPORATED (together with its subsidiaries being hereinafter referred to collectively as "Hercules"), and LEE M. THOMAS (hereinafter referred to as "Thomas").

     WHEREAS, the parties entered into an agreement effective as of March 15, 1993 (the "Agreement") establishing a basis of conduct with regard to Thomas' serving as both a member of the Board of Directors of Hercules Incorporated and as an officer of Georgia-Pacific Corporation; and

     WHEREAS, the parties have determined that an addendum to the Agreement is appropriate to clarify certain of the parties' obligations thereunder;

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises hereinafter set forth, agree as follows:

     1.   Guidelines and Procedures Regarding Competitive Information.

     Georgia-Pacific shall continue to use reasonable efforts to establish and maintain specific guidelines and procedures designed to isolate Thomas from "Competitively Sensitive Information" (as defined in Section 3.1 of the Agreement) including, without limitation, information regarding the business and affairs of Georgia-Pacific's "Chemicals Business" (as defined in Section 1.3 of the Agreement) that could reasonably be expected to be competitively sensitive with Hercules "Chemicals Business" or any other business of Hercules. Specifically, Georgia-Pacific shall establish and maintain the guidelines and procedures set forth in Attachment 1 hereto (which, pursuant to Section 3.1 of the Agreement shall constitute a modification of the original guidelines) to isolate Thomas from the business and affairs of Georgia-Pacific's Chemicals Business as well as from the purchasing and sales decisions made by any other division of Georgia-Pacific with regard to chemicals used in the manufacture of paper products, or any other chemicals or other products as to which Georgia-Pacific and Hercules are competitors.

     2.   Continuing Effect.

     The parties acknowledge and agree that the Agreement, as supplemented by this Addendum (which includes revised Attachment 1), shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this Addendum to be effective as of the date first above written.


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                    HERCULES INCORPORATED


                    By:  /s/ Thomas L. Gossage
                    -----------------------------------------------------
                    Title:Chairman, President and Chief Executive Officer Date:March 30, 1995



                    GEORGIA-PACIFIC CORPORATION


                    By:  /s/ A. D. Correll
                    -----------------------------------------------------
                    Title:Chairman and Chief Executive Officer
                    Date:March 27, 1995



                    LEE M. THOMAS


                    /s/ Lee M. Thomas
                    -----------------------------------------------------
                    Date:March 22, 1995


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                                  ATTACHMENT 1

     Thomas shall be responsible in acting as a Georgia-Pacific officer to use reasonable efforts to avoid exposure to any Competitively Sensitive Information of Georgia-Pacific that may, if disclosed to Hercules, have the potential to adversely affect competition between Hercules and Georgia-Pacific. Such information shall include the following as applied to any portion of Georgia-Pacific's business which is in competition with Hercules, and particularly to Georgia-Pacific's Chemicals Business:

     o     Prices, costs and sales of products

     o     Production data and distribution data

     o     Personnel lists and related data

     o     Strategic plans

     o     Business direction

     o     Acquisition plans

     o     Expansion plans

     o     G-P GO and other profit-improvement projects and studies

     o     Research and development programs

     In addition, Thomas shall use reasonable efforts to avoid direct involvement in or exposure to any purchasing or sales decisions made by Georgia-Pacific with regard to chemicals used in the manufacture of paper products, or any other chemicals or other products as to which Georgia-Pacific and Hercules are competitors.

     The foregoing is intended to be representative and not all inclusive of types of information and decisions to which Thomas shall be restricted pursuant to this Agreement.

     Thomas shall have the individual responsibility and the obligation to use reasonable best efforts to avoid exposure and access to the types of information and decisions described above and shall

     o Excuse himself from all discussions involving or which appear to have the potential to involve any such information or decision

     o     Refrain from accessing or reviewing any such information


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     o     Require his staff at Georgia-Pacific to screen all documents coming to him to ensure they do not contain such information

     o Immediately report any deviation or suspected deviation of the foregoing responsibilities to Georgia-Pacific's General Counsel.

     Georgia-Pacific shall advise relevant officers and employees of the importance of avoiding disclosure of information of the kind described above to Thomas, or the involvement of Thomas in the type of purchasing and sales decisions described above. Specifically, relevant officers and employees shall be directed and reminded annually

     o To refrain from discussion of such information or decisions in Thomas' presence

     o To sanitize any documents or other communications directed or copied to Thomas to eliminate any such information

     o To review the effectiveness of existing procedures and, if necessary, to institute any additional procedures with the prior concurrence of Georgia-Pacific's General Counsel deemed to be necessary to restrict Thomas'exposure to such information and decisions.

     The information which shall be restricted to Thomas, as described above, shall not include general information such as environmental and health and safety issues, government affairs and related information which are known to Hercules as a result of appropriate communications in connection with the Toll Manufacturing Agreements between Georgia-Pacific and Hercules, or information communicated between Hercules and Georgia-Pacific in the context of each party's membership in trade organizations such as CMA. This exclusion shall not permit Thomas to disclose to Hercules any Competitively Sensitive Information.